Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2025 RESULTS

DALLAS - November 3, 2025-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the third quarter of 2025. For the quarter, the Company generated a net loss of $124 million, or $0.26 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $72 million, or $0.15 per diluted share for the third quarter of 2025.

THIRD QUARTER 2025 HIGHLIGHTS

•Net Production(2): ~65,500 barrels of oil equivalent per day (boepd), up 3% versus second quarter 2025, with sales of ~59,900 boepd

•Revenues: $311 million, or $56.39 per boe (excluding the impact of derivative cash settlements)

•Production expense: $148 million ($19.51 per boe excluding $59.4 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) liquefied natural gas (LNG) project), down 39% versus second quarter 2025

•Capital expenditures: $67 million

•Entered into a senior secured term loan with Shell for up to $250 million; funding of the first tranche of $150 million was completed post quarter-end with proceeds used to partially redeem the 2026 unsecured notes
•Completed the semi-annual re-determination of the reserve-based lending (“RBL”) facility, maintaining a borrowing base in excess of the RBL’s $1.35 billion facility size

•During the third quarter, 6.8 gross LNG cargos were lifted from the GTA project offshore Mauritania and Senegal

•First producer well of the 2025/26 Jubilee drilling campaign brought online with ~10,000 bopd average contribution

Commenting on the Company’s third quarter 2025 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "We set out this year with three clear priorities: Increase production, reduce costs and enhance the resilience of the balance sheet. During the period, we have continued to make good progress against each of these priorities.

On production, GTA is fully operational, with ~7 gross LNG cargos lifted during the quarter, and further upside to be tested in the fourth quarter. With the second Jubilee producer well now being drilled and due online around year end, and the drilling program continuing into 2026, we expect company production to continue to rise through next year.

On costs, we now expect capital expenditure to be below $350 million in 2025, more than 60% lower year-on-year. Operating costs across every business were lower quarter over quarter and we continue to work to further reduce operating costs across the portfolio, particularly on GTA into 2026. In addition, we remain on track to deliver the targeted $25 million of overhead reduction by year-end.

On the balance sheet, we raised additional liquidity with the Shell term loan, which is being used to repay our 2026 maturities. We also completed the semi-annual re-determination of our RBL facility and have added more hedges for 2026.

As we navigate through near-term volatility, our priorities for Kosmos remain consistent: long term value creation through growing production, reducing costs and maximizing cash flow to accelerate debt repayment and reduce leverage.”

FINANCIAL UPDATE

Kosmos entered into a senior secured term loan facility (the “Term Facility”) with Shell Trading (US) Company (“Shell”) for up to $250 million, using $150 million to partially redeem the outstanding 2026 unsecured notes in early October. The remaining $100 million of outstanding 2026 notes is planned to be repaid in advance of the maturity date from the undrawn portion of the Term Facility in the first quarter of 2026. The Company also continues to evaluate raising additional secured debt capital to proactively manage upcoming maturities.

During the third quarter, Kosmos completed the semi-annual re-determination of its RBL facility with a borrowing base in excess of the $1.35 billion facility size. In addition, the Company completed the liquidity test covering the 2027 unsecured notes, which was carried out alongside the RBL re-determination.

Kosmos has continued to add more hedges as part of a rolling hedging program to provide downside protection against a volatile commodity price backdrop. The company now has 2.5 million barrels of remaining 2025 oil production hedged with an average floor of approximately $62/barrel. Kosmos took advantage of periods of higher oil prices during the third quarter to add more hedges for the 2026 hedging program. Kosmos now has 8.5 million barrels of oil hedged for 2026 with an average floor of $66/barrel, weighted towards the first half of the year and is targeting around 50% of 2026 oil production to be hedged by year-end.

Net capital expenditure for the third quarter of 2025 was $67 million, below guidance due to lower spend in Ghana and the Gulf of America. We now expect full year capital expenditures to be lower than $350 million. The Company remains on track to deliver the targeted $25 million overhead reduction by year-end.

The Company generated net cash used in operating activities of approximately $(28) million and free cash flow(1) of approximately $(99) million during the quarter. Excluding the working capital draw communicated with the second quarter results in August, which largely related to final accrued capital expenditure on Phase 1 of the GTA project, free cash flow was broadly neutral for the third quarter.

Kosmos exited the third quarter of 2025 with approximately $2.9 billion of net debt(1) and liquidity of approximately $540 million(3).

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2025 averaged approximately 65,500 boepd with the quarter-on-quarter increase largely driven by the ramp up at GTA and increased production at Jubilee.

The Company exited the quarter in a net underlift position of approximately 0.6 mmboe.

Mauritania and Senegal

GTA Phase 1 production continued to ramp up during the quarter averaging approximately 11,400 boepd net. During the quarter, 6.8 gross LNG cargos were lifted, in line with guidance. Post quarter-end, an additional 2.7 gross LNG cargos were lifted (bringing the total through October to 13.5), along with the first gross condensate cargo.

Lowering operating costs for GTA Phase 1 remains a priority for the partnership. Net operating costs on the project decreased approximately $10 million quarter-on-quarter, with additional actions to further reduce costs ongoing, including the FPSO lease re-financing which is targeted for completion by year-end, and the implementation of a lower-cost operating model.

During the third quarter, planned startup maintenance was carried out on three of the four FLNG trains. All three trains are back online and the fourth train is scheduled to undergo one week of similar maintenance in the fourth quarter.

With Phase 1 targeting nameplate production at the end of the fourth quarter, the partnership is now focusing on future expansion through Phase 1+, a low-cost brownfield expansion. This is expected to approximately double gas throughput by 2029, leveraging the existing infrastructure in place.

Ghana

Production in Ghana averaged approximately 31,300 boepd net in the third quarter of 2025. Kosmos lifted 2 cargos from Ghana during the quarter, as expected.

At Jubilee (38.6% working interest), oil production in the third quarter averaged approximately 62,500 bopd gross.

The first producer well of the 2025/26 Jubilee drilling campaign came online in July and initial production levels have been encouraging, averaging ~10,000 boepd through the first three months. Following a period of scheduled maintenance, the Noble Venturer rig arrived back in field in mid-October and has spud the second planned producer well, which is expected online around year end. Within the original 2026 drilling campaign budget, the joint venture partners have approved the activity set, which now includes the 4 planned producers and an additional water injector.

In the third quarter of 2025, Ghana gas production net to Kosmos was approximately 5,200 boepd, lower than planned as a result of extended scheduled maintenance on the onshore gas processing plant.

At TEN (20.4% working interest), oil production averaged approximately 16,100 bopd gross for the third quarter. The TEN partnership is finalizing a sale and purchase agreement to acquire the TEN FPSO at the end of its current lease, planned to be signed by year-end. We expect this to significantly reduce TEN operating costs and positively impact our leverage in 2025 and beyond.

Post the signing of the Memorandum of Understanding (MoU) with the Government of Ghana last quarter, all documentation for the extension of the production licenses to 2040 have been prepared for submission to the government for final approval. Once approved, Kosmos expects to recognize a material uplift in its 2P reserve base.

Gulf of America

Production in the Gulf of America averaged approximately 16,600 boepd net (~84% oil) during the third quarter, in line with guidance helped by strong performance from Odd Job and Kodiak and no storm downtime, offset by some unplanned facility downtime and the Winterfell-4 well. The Winterfell-4 well was abandoned in September by the operator due to challenges encountered during completion operations arising from the collapse of the production casing. As a result, all associated drilling and completion costs of approximately $51.1 million related to Winterfell-4 have been written off in the third quarter of 2025. The partnership is reviewing alternative options to access the reserves targeted by Winterfell-4. In 2026, our focus will be on restoring production from the Winterfell-3 fault block.

On Tiberius, Kosmos (operator, 50% working interest) continues to progress the development plan with our partner Oxy (50% working interest). A production handling agreement for the Oxy-operated Lucius platform was executed in the third quarter. Final investment decision and a farm down to reduce Kosmos’ working interest is expected in 2026.

On Gettysburg, a discovered resource opportunity acquired in a previous lease sale, Kosmos (25% working interest) has partnered with Shell (operator, 75% working interest), to plan and progress a low-cost, single well tie-back development to Shell’s operated-Appomattox facility.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 17,700 bopd gross and 6,200 bopd net in the third quarter. Kosmos lifted 0.7 cargos from Equatorial Guinea during the quarter in line with guidance. As previously communicated, third quarter production was impacted by subsea pump mechanical failures at Ceiba. The first pump was repaired ahead of schedule early in the fourth quarter, and the second pump is now also expected online in the fourth quarter followed by the third pump in first quarter of 2026.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.
(3) At September 30, 2025, we had liquidity of approximately $540 million consisting of approximately $64 million in cash and cash equivalents, undrawn availability under the Facility of $225 million and undrawn availability under the Term Facility of $250 million. Under the terms of the Credit Agreement, borrowings on the Term Facility are required to be utilized to pay down the 7.125% Senior Notes due 2026 unless otherwise previously repaid.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2025 financial and operating results today, November 3, 2025, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues and other income:
Oil and gas revenue	$310,959	$407,794	$993,729	$1,277,797
Gain on sale of assets	—	—	600	—
Other income, net	270	37	849	109
Total revenues and other income	311,229	407,831	995,178	1,277,906

Costs and expenses:
Oil and gas production	147,696	133,471	558,122	377,822
Exploration expenses	54,948	14,697	68,686	39,992
General and administrative	12,886	23,298	58,215	76,724
Depletion, depreciation and amortization	141,514	120,728	413,449	311,750
Interest and other financing costs, net	57,919	22,112	164,595	75,839
Derivatives, net	(3,646)	(15,254)	(18,480)	5,716
Other expenses, net	6,384	2,227	14,854	6,418
Total costs and expenses	417,701	301,279	1,259,441	894,261

Income (loss) before income taxes	(106,472)	106,552	(264,263)	383,645
Income tax expense	17,827	61,578	58,382	187,215
Net income (loss)	$(124,299)	$44,974	$(322,645)	$196,430

Net income (loss) per share:
Basic	$(0.26)	$0.10	$(0.68)	$0.42
Diluted	$(0.26)	$0.09	$(0.68)	$0.41

Weighted average number of shares used to compute net income (loss) per share:
Basic	478,254	471,816	477,344	470,491
Diluted	478,254	479,190	477,344	478,701

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$64,032	$84,972
Receivables, net	103,330	164,959
Other current assets	198,205	196,201
Total current assets	365,567	446,132

Property and equipment, net	4,208,535	4,444,221
Other non-current assets	515,639	418,635
Total assets	$5,089,741	$5,308,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$200,809	$349,994
Accrued liabilities	251,310	244,954
Current maturities of long-term debt	250,000	—
Other current liabilities	3,239	—
Total current liabilities	705,358	594,948

Long-term liabilities:
Long-term debt, net	2,728,500	2,744,712
Deferred tax liabilities	313,426	313,433
Other non-current liabilities	443,670	455,471
Total long-term liabilities	3,485,596	3,513,616

Total stockholders’ equity	898,787	1,200,424
Total liabilities and stockholders’ equity	$5,089,741	$5,308,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating activities:
Net income (loss)	$(124,299)	$44,974	$(322,645)	$196,430
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	143,403	122,887	419,111	318,564
Deferred income taxes	(950)	6,081	686	11,280
Unsuccessful well costs and leasehold impairments	51,211	1,187	51,373	3,872
Change in fair value of derivatives	(2,792)	(9,298)	(10,675)	11,808
Cash settlements on derivatives, net(1)	(3,480)	(7,388)	2,801	(14,754)
Equity-based compensation	5,302	10,034	21,009	27,849
Gain on sale of assets	—	—	(600)	—
Debt modifications and extinguishments	—	2,263	—	24,794
Other	(2,986)	(138)	(11,492)	(12,126)
Changes in assets and liabilities:
Net changes in working capital	(92,977)	(164,320)	(50,856)	(65,215)
Net cash provided by (used in) operating activities	(27,568)	6,282	98,712	502,502

Investing activities
Oil and gas assets	(71,367)	(219,245)	(244,133)	(772,238)
Notes receivable and other investing activities	—	—	(86,791)	(2,575)
Net cash used in investing activities	(71,367)	(219,245)	(330,924)	(774,813)

Financing activities:
Borrowings under long-term debt	175,000	100,000	375,000	275,000
Payments on long-term debt	(50,000)	—	(150,000)	(350,000)
Net proceeds from issuance of senior notes	—	494,855	—	885,285
Purchase of capped call transactions	—	—	—	(49,800)
Repurchase of senior notes	—	(499,515)	—	(499,515)
Other financing costs	—	(4,609)	(1)	(35,534)
Net cash provided by financing activities	125,000	90,731	224,999	225,436

Net increase (decrease) in cash, cash equivalents and restricted cash	26,065	(122,232)	(7,213)	(46,875)
Cash, cash equivalents and restricted cash at beginning of period	51,999	174,118	85,277	98,761
Cash, cash equivalents and restricted cash at end of period	$78,064	$51,886	$78,064	$51,886

(1)Cash settlements on commodity hedges were $(2.3) million and $(2.5) million for the three months ended September 30, 2025 and 2024, respectively, and $7.3 million and $(10.0) million for the nine months ended September 30, 2025 and 2024, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Nine months ended		Twelve Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	September 30, 2025
Net income (loss)	$(124,299)	$44,974	$(322,645)	$196,430	$(329,224)
Exploration expenses	54,948	14,697	68,686	39,992	148,601
Depletion, depreciation and amortization	141,514	120,728	413,449	311,750	558,473
Equity-based compensation	5,302	10,034	21,009	27,849	31,111
Derivatives, net	(3,646)	(15,254)	(18,480)	5,716	(12,097)
Cash settlements on commodity derivatives	(2,324)	(2,532)	7,340	(9,956)	4,808
Other expenses, net(1)	6,384	2,227	14,854	6,418	26,139
Gain on sale of assets	—	—	(600)	—	(600)
Interest and other financing costs, net	57,919	22,112	164,595	75,839	177,354
Income tax expense	17,827	61,578	58,382	187,215	31,128
EBITDAX	$153,625	$258,564	$406,590	$841,253	$635,693
EBITDAX - M/S	(21,988)	(42,986)	(131,397)	(66,418)	(169,336)
EBITDAX - Base Business	$175,613	$301,550	$537,987	$907,671	$805,029
-

The following table presents our net debt as of September 30, 2025 and December 31, 2024:

	September 30,	December 31,
	2025	2024
Total long-term debt	$3,025,274	$2,800,274
Cash and cash equivalents	64,032	84,972
Total restricted cash	14,032	305
Net debt	$2,947,210	$2,714,997

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$(124,299)	$44,974	$(322,645)	$196,430

Derivatives, net	(3,646)	(15,254)	(18,480)	5,716
Cash settlements on commodity derivatives	(2,324)	(2,532)	7,340	(9,956)
Gain on sale of assets	—	—	(600)	—
Other, net(2)	6,358	1,965	14,386	5,892
Impairment of suspended well costs	51,060	—	51,060	—
Debt modifications and extinguishments	—	2,263	—	24,794
Total selected items before tax	51,448	(13,558)	53,706	26,446

Income tax (expense) benefit on adjustments(1)	575	6,186	(1,459)	2,269
Impact of valuation adjustments and other tax items	—	—	—	(7,963)
Adjusted net income (loss)	$(72,276)	37,602	(270,398)	217,182

Net income (loss) per diluted share	$(0.26)	$0.09	$(0.68)	$0.41

Derivatives, net	(0.01)	(0.03)	(0.04)	0.01
Cash settlements on commodity derivatives	—	—	0.02	(0.01)
Other, net(2)	0.01	—	0.03	0.01
Impairment of suspended well costs	0.11	—	0.10	—
Debt modifications and extinguishments	—	—	—	0.05
Total selected items before tax	0.11	(0.03)	0.11	0.06

Income tax (expense) benefit on adjustments(1)	—	0.02		—
Impact of valuation adjustments and other tax items	—	—	—	(0.02)
Adjusted net income (loss) per diluted share	$(0.15)	$0.08	$(0.57)	$0.45

Weighted average number of diluted shares	478,254	479,190	477,344	478,701

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$(27,568)	$6,282	$98,712	$502,502
Net cash used for oil and gas assets	(71,367)	(219,245)	(244,133)	(772,238)
Free cash flow	(98,935)	(212,963)	(145,421)	(269,736)
Net cash provided by (used in) operating activities - M/S	(97,195)	(56,484)	(200,456)	42,542
Net cash used for oil and gas assets - M/S	(7,744)	(110,804)	(71,321)	(388,412)
Base business free cash flow	$6,004	$(45,675)	$126,356	$76,134

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2025		2024		2025		2024
Net Volume Sold
Oil (MMBbl)	3.799		5.135		12.822		15.234
Gas (MMcf)	9.712	(1)	3.554	(2)	21.004	(1)	11.991	(2)
NGL (MMBbl)	0.097		0.084		0.301		0.232
Total (MMBoe)	5.515		5.811		16.624		17.465
Total (Mboepd)	59.942		63.167		60.893		63.739

Revenue
Oil sales	$255,661		$393,555		$880,584		$1,230,772
Gas sales	53,761		12,586		107,439		42,218
NGL sales	1,537		1,653		5,706		4,807
Total oil and gas revenue	310,959		407,794		993,729		1,277,797
Cash settlements on commodity derivatives	(2,324)		(2,532)		7,340		(9,956)
Realized revenue	$308,635		$405,262		$1,001,069		$1,267,841

Oil and Gas Production Costs	$147,696	(1)	$133,471	(2)	$558,122	(1)	$377,822	(2)

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$67.30		$76.64		$68.68		$80.79
Average gas sales price per Mcf	5.54		3.54		5.12		3.52
Average NGL sales price per Bbl	15.85		19.68		18.96		20.72
Average total sales price per Boe	56.39		70.18		59.78		73.16
Cash settlements on commodity derivatives per Boe	(0.42)		(0.44)		0.44		(0.57)
Realized revenue per Boe	55.97		69.74		60.22		72.59

Oil and gas production costs per Boe	$26.78		$22.97		$33.57		$21.64
Oil and gas production costs per Boe ex. M/S (1)(2)	$19.51		$16.14		$24.67		$18.32

(1)Includes $59.4 million and $186.6 million for the three and nine months ended September 30, 2025, respectively, of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. GTA Phase 1 project LNG sales volumes for the three and nine months ended September 30, 2025 were 5.932 MMcf and 9.376 MMcf, respectively. Oil and gas production costs per Boe excluding the GTA Phase 1 LNG project in Mauritania and Senegal for the three and nine months ended September 30, 2025, was $19.51 and $24.67, respectively. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.
(2)Includes $39.7 million and $57.9 million for the three and nine months ended September 30, 2024, respectively, of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025. Oil and gas production costs per Boe excluding the GTA Phase 1 LNG project in Mauritania and Senegal for the three and nine months ended September 30, 2024, was $16.14 and $18.32, respectively.

Kosmos was underlifted by approximately 0.6 million barrels of oil equivalent (mmboe) as of September 30, 2025.

Kosmos Energy Ltd.
Hedging Summary
As of September 30, 2025(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2025:
Two-way collars	Dated Brent	2,000	$60.00	—	$74.94
Three-way collars	Dated Brent	500	70.00	55.00	85.00
2026:
Two-way collars 1H26	Dated Brent	1,000	$60.00	—	$74.75
Three-way collars FY26	Dated Brent	2,000	60.00	50.00	75.51
Swaps 1H26	Dated Brent	1,000	72.90	—	—
Swaps FY26	Dated Brent	3,000	70.62	—	—
Swaps FY26	WTI	1,500	64.83	—	—

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of September 30, 2025 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 2.0 MMBbls of Dated Brent sold calls with a strike price of $80.00 per Bbl and 2.0 MMBbls of Dated Brent sold puts with a strike price of $55.00 in 2026. Excludes 1.5 MMBbls of WTI sold puts with a strike price of $50.00 in 2026.

2025 Guidance

	4Q 2025	FY 2025 Guidance

Production(1,2,3)	66,000 - 72,000 boe per day	~65,000 boe per day

Opex(4)	$15.00 - $18.00 per boe	~$22.00 per boe

DD&A	$21.00 - $23.00 per boe	$22.00 - $24.00 per boe

G&A(~66% cash)	~$15 million	~$75 million

Exploration Expense(5)	~$10 million	$25 - $45 million

Net Interest Expense(6)	$55 - $60 million	~$220 million

Tax	$4.00 - $6.00 per boe	$4.00 - $6.00 per boe

Capital Expenditure	$80 - $100 million	<$350 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos.
(1)4Q 2025 net cargo forecast – Ghana: 2-3 cargos / Equatorial Guinea: 0.5 cargo. FY 2025 Ghana: 9-10 cargos / Equatorial Guinea 2.7 cargos. Average cargo sizes 950,000 barrels of oil.
(2)4Q 2025 gross cargo forecast - Mauritania & Senegal: 7-8.5 cargos. FY 2025: 18-19 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%.

(3)Gulf of America Production: 4Q 2025 forecast 17,000 - 19,000 boe per day. FY 2025: 17,000-19,000 boe per day. Oil/Gas/NGL split for 2025: ~83%/~11%/~6%.
(4)FY 2025 opex excludes operating costs associated with GTA, which are expected to total approximately $225 - $245 million net ($45 - $55 million in 4Q 2025). These values include cost associated with the FPSO lease which total approximately $60 million FY 2025 and $15 million 4Q 2025.
(5)Excludes leasehold impairments and dry hole costs
(6)Includes capitalized interest

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com